Exhibit 99.1

American Software Reports Preliminary Second Quarter of Fiscal Year 2017 Results

ATLANTA--(BUSINESS WIRE)--December 1, 2016--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the second quarter of fiscal 2017.

Key second quarter financial highlights:

  Cloud Services Annual Contract Value (ACV) increased approximately 42% to $4.4 million for the quarter ended October 31, 2016 compared to $3.1 million for the same period of the prior year. The ACV is comprised of software-as-a-service (SaaS) ACV of $2.3 million compared to approximately $1.5 million during the same period last year and other cloud services ACV of $2.1 million compared to $1.6 million during the same period last year.
  Total revenues for the quarter ended October 31, 2016 were $26.1 million, a decrease of 10% over the comparable period last year.
  Software license revenues for the quarter ended October 31, 2016 were $3.1 million, a decrease of 44% compared to the same period last year.
  Services and other revenues for the quarter ended October 31, 2016 decreased 8% to $12.3 million compared to $13.5 million for the same period last year.
  Maintenance revenues for the quarter ended October 31, 2016 increased 6% to $10.7 million compared to $10.0 million for the same period last year.
  Operating earnings for the quarter ended October 31, 2016 were $0.7 million compared to $3.3 million the same period last year.
  GAAP net earnings for the quarter ended October 31, 2016 decreased 81% to $0.4 million or $0.01 per fully diluted share compared to $2.2 million or $0.07 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended October 31, 2016, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles were $0.9 million or $0.03 per fully diluted share compared to $2.5 million or $0.08 per fully diluted share for the same period last year, which also excluded non-cash stock-based compensation expense and amortization of acquisition-related intangibles.
  EBITDA decreased by 50% to $2.3 million for the quarter ended October 31, 2016 compared to $4.7 million for the quarter ended October 31, 2015.
  Adjusted EBITDA decreased 47% to $2.7 million for the quarter ended October 31, 2016 compared to $5.1 million for the quarter ended October 31, 2015. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

Key fiscal 2017 year to date financial highlights:

  Total revenues for the six months ended October 31, 2016 were $53.6 million compared to $57.9 million the same period last year.
  Software license fees for the six month period ended October 31, 2016 were $7.8 million compared to $10.4 million the same period last year.
  Services and other revenues for the six months ended October 31, 2016 decreased 10% to $24.6 million compared to $27.3 million the same period last year.
  Maintenance revenues for the six months ended October 31, 2016 were $21.2 million, a 5% increase compared to $20.2 million the same period last year.
  For the six months ended October 31, 2016, the Company reported operating earnings of approximately $2.4 million compared to $7.1 million for the same period last year, a 67% decrease over the same period last year.
  GAAP net earnings were approximately $2.1 million or $0.07 per fully diluted share for the six months ended October 31, 2016, a 56% decrease compared to $4.7 million or $0.16 per fully diluted share for the same period last year.
  Adjusted net earnings for the six months ended October 31, 2016, which excludes stock-based compensation expense and amortization of acquisition-related intangibles decreased 45% to $2.9 million or $0.10 per fully diluted share, compared to $5.3 million or $0.18 per fully diluted share for the same period last year, which also excluded stock-based compensation expenses and acquisition-related amortization of intangibles.
  Adjusted EBITDA decreased 43% to $6.2 million for the six months ended October 31, 2016 compared to $10.8 million for the six months ended October 31, 2015. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation.

The Company is including ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period. A reconciliation of these non-GAAP financial measures to their nearest U.S. GAAP measure appears in the accompanying financial tables.

The overall financial condition of the Company remains strong, with cash and investments of approximately $72.3 million and no debt as of October 31, 2016. During the second quarter, the Company paid approximately $3.2 million in dividends and paid approximately $4.4 million for the acquisition of AdapChain, Inc.

“The second quarter results were below our expectations. However, we remain optimistic about our overall fiscal year 2017 performance,” stated Mike Edenfield, president and CEO of American Software. “We continued to see more customers leveraging our cloud services and SaaS offerings to accelerate their deployments and enhance their operations. And, we are pleased to report a significant 42% increase in Cloud Services ACV when compared to the same period in the prior year.”

“Logility’s acquisition of AdapChain, announced on August 23, 2016, extends our ability to deploy our portfolio of innovative solutions more quickly and at a lower total cost of ownership than our industry peers,” said Edenfield. “The acquisition builds on years of collaboration between AdapChain and Logility to develop a proven solution that enables our customers to enhance their supply chain success by transforming the complexity of enterprise-wide application integration into a quick, simple and repeatable process with systems such as SAP, Oracle, Infor, Microsoft and JDA. The continued adoption of more mature business processes such as Sales and Operations Planning (S&OP) and Integrated Business Planning (IBP), and the ability to leverage the Internet-of-Things (IoT) further drives the need to connect multiple enterprise systems across a global network. The AdapChain acquisition is expected to be accretive to Logility’s earnings and cash flow within 12 months.”

Additional highlights for the second quarter of fiscal 2017 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the second quarter include: American Nutrition, Antipodes New Zealand, Antera S.A. de C.V., Crown Bolt, Husqvarna, Infineum USA, Kingston Technology Company, Jordan’s Furniture, Moderna Alimentos S.A., Nature’s Way Foods, and Sandvik.
  During the quarter, software license agreements were signed with customers located in the following 10 countries: Canada, Denmark, Ecuador, Finland, Ireland, Mexico, New Zealand, Sweden, the United Kingdom and the United States.
  Logility, Inc., a wholly-owned subsidiary of the Company, hosted the APICS webcast, “The Sweetest Comeback in Supply Chain History,” which featured David M. Hovey, Hostess Brands, LLC, and Karin Bursa, Logility. This live event discussed how Hostess Brands reinvented their supply chain network and planning through the use of Logility Voyager Solutions™.
  Logility and Husqvarna presented the session, Husqvarna Drives Customer Value with Supply Chain Strategy and Segmentation, at the Gartner Supply Chain Executive Conference in London. Husqvarna discussed how they have turned to Logility Voyager Solutions to develop and execute a segmentation strategy that has helped streamline operations, increase visibility and responsiveness across the business, and achieve greater service levels.
  The CSCMP’s 2016 Annual Conference included four sessions which featuring Logility customers including Ferguson, L’Oreal, Red Wing Shoe Company, and SnapAV. The four-day global event was held at the Gaylord Palms Resort and Convention Center in Orlando, FL, September 25 – 28, 2016.
  Logility congratulated the recipients of Apparel Magazine’s The Apparel Top 50 for 2016. Many of the companies highlighted in this annual report have turned to Logility Voyager Solutions to achieve greater forecast accuracy, improve service levels, reduce markdowns, and boost omni-channel performance.

Company & Technology

  Logility announced the acquisition of privately-held AdapChain, a US-based developer of advanced integration solutions. AdapChain’s AdapLink (now Logility Voyager AdapLink™) simplifies and accelerates the complex integration of supply chain planning with enterprise resourcing planning (ERP) solutions through a proven template-based approach.
  Logility announced the availability of Logility Voyager Integrated Business Planning™. The solution revolutionizes sales and operations planning (S&OP) and long-range strategic business planning by combining volumetric and financial analysis in one comprehensive planning platform. The native in-memory SaaS solution delivers greater global visibility, more powerful multi-scenario analysis over longer planning horizons, tighter collaborative workflow, and a wider spectrum of analytics.
  Logility announced the company was positioned in Gartner’s 2016 Magic Quadrant for Merchandise Assortment Management Applications. The report is an annual review of the market for Merchandise Assortment Management applications.
  Demand Management, a wholly-owned subsidiary of Logility, announced during the quarter it had been named a 2016 Top 100 Logistics IT Provider by the editors of Inbound Logistics. The award recognizes leading technology providers for helping companies solve their complex supply chain challenges and fast-changing transportation needs.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain optimization and advanced retail planning solutions that help medium, large, and Fortune 500 companies realize substantial bottom-line results in record time. Logility Voyager Solutions™ is a complete supply chain and retail optimization solution suite that features an advanced analytics architecture and provides supply chain visibility; demand, inventory and replenishment planning; Sales and Operations Planning (S&OP); Integrated Business Planning (IBP), supply and inventory optimization; manufacturing planning and scheduling; retail merchandise and assortment planning and allocation; and transportation planning and management. Logility customers include Abercrombie & Fitch, Big Lots, Parker Hannifin, Verizon Wireless, and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use software-as-a-service (SaaS) supply chain solutions for manufacturers and distributors designed to increase forecast accuracy, improve customer service levels, and reduce overall inventory to maximize profits and lower costs. Demand Solutions DSX offers demand planning, collaborative forecasting, inventory planning, production planning and scheduling, S&OP and IBP. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com, and Newfoundland Labrador Liquor Corporation. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of PLM, supply chain management, ERP, and shop floor control software and services for brand owners, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Billabong, Carter’s, Destination XL, Hugo Boss, Jos. A. Bank, Marchon Eyewear, Spanx, Swatfame and many others. For more information about American Software, named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company’s products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company’s revenues. For further information about risks the Company could experience as well as other information, please refer to the Company’s current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Inc.; Demand Solutions is a registered trademark of Demand Management, Inc.; and NGC and New Generation Computing are registered trademarks of New Generation Computing, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2016	2015	Pct Chg.	2016	2015	Pct Chg.
Revenues:
License	$3,140	$5,563	(44%)	$7,767	$10,439	(26%)
Services & other	12,349	13,463	(8%)	24,570	27,308	(10%)
Maintenance	10,657	10,044	6%	21,242	20,181	5%
Total Revenues	26,146	29,070	(10%)	53,579	57,928	(8%)

Cost of Revenues:
License	1,606	2,002	(20%)	3,429	3,929	(13%)
Services & other	9,048	9,923	(9%)	18,101	19,374	(7%)
Maintenance	2,478	2,248	10%	5,239	4,411	19%
Total Cost of Revenues	13,132	14,173	(7%)	26,769	27,714	(3%)
Gross Margin	13,014	14,897	(13%)	26,810	30,214	(11%)
Operating expenses:
Research and development	4,138	3,589	15%	7,874	7,155	10%
Less: capitalized development	(969)	(1,173)	(17%)	(1,605)	(1,990)	(19%)
Sales and marketing	5,202	5,465	(5%)	10,673	10,698	0%
General and administrative	3,667	3,620	1%	7,178	7,067	2%
Provision for doubtful accounts	19	-	0%	19	-	0%
Amortization of acquisition-related intangibles	249	68	266%	317	136	133%

Total Operating Expenses	12,306	11,569	6%	24,456	23,066	6%
Operating Earnings	708	3,328	(79%)	2,354	7,148	(67%)
Interest Income & Other, Net	(167)	133	nm	493	436	13%
Earnings Before Income Taxes	541	3,461	(84%)	2,847	7,584	(62%)
Income Tax Expense	129	1,308	(90%)	747	2,859	(74%)
Net Earnings	$412	$2,153	(81%)	$2,100	$4,725	(56%)
Earnings per common share: (1)
Basic	$0.01	$0.08	(88%)	$0.07	$0.16	(56%)
Diluted	$0.01	$0.07	(86%)	$0.07	$0.16	(56%)

Weighted average number of common shares outstanding:
Basic	29,135	28,660		29,037	28,637
Diluted	29,548	28,941		29,398	28,910

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2016	2015	Pct Chg.	2016	2015	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$412	$2,153	(81%)	$2,100	$4,725	(56%)
Income Tax Expense	129	1,308	(90%)	747	2,859	(74%)
Interest Income & Other, Net	167	(133)	nm	(493)	(436)	13%
Amortization of intangibles	1,393	1,202	16%	2,605	2,397	9%
Depreciation	244	205	19%	439	421	4%
EBITDA (earnings before interest, taxes, depreciation and amortization)	2,345	4,735	(50%)	5,398	9,966	(46%)

Stock-based compensation	381	410	(7%)	778	808	(4%)
Adjusted EBITDA	$2,726	$5,145	(47%)	$6,176	$10,774	(43%)

EBITDA, as a percentage of revenues	9%	16%		10%	17%

Adjusted EBITDA , as a percentage of revenues	10%	18%		12%	19%

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2016	2015	Pct Chg.	2016	2015	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$412	$2,153	(81%)	$2,100	$4,725	(56%)
Amortization of acquisition-related intangibles (2)	190	42	352%	234	85	175%
Stock-based compensation (2)	290	255	14%	574	503	14%
Adjusted Net Earnings	$892	$2,450	(64%)	$2,908	$5,313	(45%)

Adjusted non-GAAP diluted earnings per share	$0.03	$0.08	(63%)	$0.10	$0.18	(44%)

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.01 and $0.07 for the three and six months ended October 31, 2016, respectively. Diluted per share for Class B shares under the two-class method are $0.08 and $0.16 for the three and six months ended October 31, 2015, respectively.

(2) - Tax affected using the effective tax rate for the three and six months period ended October 31, 2016 and 2015.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)

	October 31,	April 30,
	2016	2016

Cash and Cash Equivalents	$48,169	$49,004
Short-term Investments	20,268	20,957
Accounts Receivable:
Billed	11,996	17,104
Unbilled	3,369	3,444
Total Accounts Receivable, net	15,365	20,548
Prepaids & Other	5,053	3,586
Current Assets	88,855	94,095

Investments - Non-current	3,863	7,924

PP&E, net	3,303	3,396
Capitalized Software, net	8,766	9,140
Goodwill	19,549	18,749
Other Intangibles, net	4,432	1,858
Other Non-current Assets	1,394	1,562
Total Assets	$130,162	$136,724

Accounts Payable	$1,322	$1,280
Accrued Compensation and Related costs	2,557	4,349
Dividend Payable	3,210	2,887
Other Current Liabilities	2,696	2,779
Deferred Revenues - Current	25,269	27,999
Current Liabilities	35,054	39,294

Deferred Revenues - Non-current	413	612
Deferred Tax Liability - Non-current	1,057	1,319
Other Long-term Liabilities	75	605
Long-term Liabilities	1,545	2,536

Total Liabilities	36,599	41,830

Shareholders’ Equity	93,563	94,894

Total Liabilities & Shareholders’ Equity	$130,162	$136,724

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Six Months Ended
	October 31,
	2016	2015

Net cash provided by operating activities	$9,635	$4,362

Capitalized computer software development costs	(1,606)	(1,990)
Purchases of property and equipment, net of disposals	(329)	(241)
Purchase of business, net of cash acquired	(4,441)	-

Net cash used in investing activities	(6,376)	(2,231)

Dividends paid	(6,097)	(5,724)
Payment for accrued acquisition consideration	(200)	(200)
Repurchase of common stock	-	(70)
Excess tax benefits from stock-based compensation	-	21
Proceeds from exercise of stock options	2,203	709

Net cash used in financing activities	(4,094)	(5,264)

Net change in cash and cash equivalents	(835)	(3,133)
Cash and cash equivalents at beginning of period	49,004	44,655

Cash and cash equivalents at end of period	$48,169	$41,522

CONTACT:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer